As filed with the Securities and Exchange Commission on February 23, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NYMEX HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	6200	13-4098266
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One North End Avenue

World Financial Center

New York, New York 10282-1101

(212) 299-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher K. Bowen, Esq.

General Counsel, Chief Administrative Officer and Secretary

Richard D. Kerschner, Esq.

Senior Vice President—Corporate Governance and Strategic Initiatives

One North End Avenue

World Financial Center

New York, New York 10282-1101

(212) 299-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Eric J. Friedman, Esq.

Michael J. Zeidel, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value	(1	)(2)	(1	)(2)	(1	)(2)	(3)

(1)	Not applicable pursuant to Form S-3 General Instruction II(E).
(2)	An indeterminate aggregate initial offering price or number of shares of common stock of NYMEX Holdings, Inc. is being registered as may from time to time be issued at indeterminate prices.
(3)	In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

NYMEX Holdings, Inc.

Common Stock

From time to time, we and certain selling stockholders may offer and sell shares of common stock in amounts, at prices and on terms described in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of the common stock then being offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We and any selling stockholders may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol “NMX”. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock as described in this prospectus, in one or more offerings and selling stockholders to be named in a prospectus supplement may, from time to time, sell our common stock in one or more offerings.

This prospectus provides you with a general description of the common stock we or selling stockholders may offer. Each time we or selling stockholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” Unless otherwise stated or the context otherwise requires, references in this prospectus to “NYMEX”, “we”, “our” or “us” refer to NYMEX Holdings, Inc., and its direct and indirect subsidiaries.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

NYMEX HOLDINGS, INC.

We are the largest physical commodity-based futures exchange and clearinghouse in the world and the third-largest futures exchange in the United States measured by 2005 contract volume. In 2006, we were the world’s largest exchange for the trading of energy futures and options contracts and approximately 63.6% of all globally listed energy futures and options contracts were traded on our Exchange. Approximately 98.1 million contracts of our light sweet crude oil futures and options products traded and cleared in 2006, making light sweet crude oil the largest and most liquid global benchmark for energy futures and options. Although certain other exchanges offer metals contracts of smaller sizes, in 2006, we were also the largest exchange in the world for the trading and clearing of precious metals based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those traded on our Exchange, with approximately 32.1 million contracts traded and cleared. Our gold futures contract is the most liquid precious metals futures contract in the world with approximately 21.1 million contracts traded and cleared in 2006 based on product volume, as calculated by aggregating contracts of smaller sizes into contracts of comparable sizes to those trade on our Exchange.

We conduct business through our two principal operating subsidiaries, New York Mercantile Exchange, Inc. which we refer to as NYMEX Exchange or NYMEX Division, and Commodity Exchange, Inc., which we refer to as COMEX or COMEX Division. On NYMEX Exchange, our customers trade primarily energy futures and options contracts, including contracts for crude oil, unleaded gasoline, heating oil and natural gas. On COMEX, our customers trade metals futures and options contracts, including contracts for gold, silver, copper and aluminum.

We provide our customers with a variety of means to trade and clear energy and metals futures and options products. Our markets provide an effective and transparent forum for participants to hedge or trade based upon the value of energy and metals. This environment facilitates price discovery, which in turn enhances trading liquidity. Our customers are involved in the production, consumption or trading of energy and metals products and include corporations, financial institutions, hedge funds, institutional investors, governments and professional traders. Customers trade our products through our open outcry auction market or via electronic trading. We do not own commodities, trade for our own account, or otherwise engage in market activities. Our wholly-owned clearinghouse clears all of our contracts, along with certain bilateral trades executed off-exchange, guaranteeing the financial performance of every contract transacted. We, as regulated by the Commodity Futures Trading Commission, or CFTC, maintain a rigorous compliance regime, which, in conjunction with our clearinghouse, helps to ensure the integrity of our markets.

We were founded in 1872 and introduced the heating oil contract, which has been one of the world’s most successful energy futures contracts since its inception in 1978. Between 1981 and 1996, contracts followed for gasoline, crude oil, natural gas, propane and electricity. In 1994, we acquired COMEX, which was founded in 1933. On November 17, 2000, as a result of a merger and demutualization, the New York Mercantile Exchange converted from a New York not-for-profit membership association into a Delaware for-profit non-stock corporation and became a subsidiary of NYMEX Holdings, a Delaware for-profit stock corporation. As a result of the demutualization transaction, each NYMEX membership was converted into one Class A membership in NYMEX Exchange and one share of common stock of NYMEX Holdings, which were “stapled” to each other and therefore could only be transferred together. NYMEX Holdings holds the sole outstanding Class B membership in NYMEX Exchange. On March 14, 2006, we closed a transaction with General Atlantic, through which General Atlantic acquired 10% of our outstanding shares. At that time, among other things, Class A memberships and NYMEX Holdings’ common stock were “destapled” and became separately transferable to a limited number of eligible transferees.

We are incorporated in the State of Delaware and are primarily regulated by the CFTC. Since demutualization, we have been a Securities and Exchange Commission, or SEC, registrant and thus subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. On November 17, 2006 our common stock began trading on the New York Stock Exchange under the trading symbol “NMX”. On November 22, 2006 we closed our initial public offering. Our principal executive offices are located at One North End Avenue, World Financial Center, New York, New York 10282. Our telephone number is (212) 299-2000. Our web site is www.nymex.com. Information contained on our web site does not constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and the other public filings incorporated by reference herein constitute forward-looking statements. These statements involve known and unknown risks, assumptions, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, strategy, anticipated, estimated or projected results or achievements expressed or implied by these forward-looking statements. These factors include, among other things, the success and timing of new futures contracts and products; changes in political, economic or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including, without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as oil and other commodity markets; as well as those described in our annual report on Form 10-K under “Risk factors” and elsewhere in this prospectus and other public filings.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes. Unless otherwise set forth in a prospectus supplement, to the extent any shares of our common stock are being offered for the account of selling stockholders, we will not receive any of the proceeds of the sale of such shares by such stockholders.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 181,909,600 shares of common stock, par value $0.01 per share. The authorized capital stock includes the 73,440,000 shares of Series A-1, A-2 and A-3 Common Stock and the 6,484,800 shares of Series B-1, B-2 and B-3 Common Stock. All shares of Series A and Series B Common Stock will automatically convert into shares of unrestricted common stock upon expiration of the respective lock-up periods, will be retired and will not assume the status of authorized shares or be available for reissuance. Upon the conversion and retirement of all of the shares of Series A and Series B Common Stock, the total number of authorized shares shall be 101,984,800.

Common stock

Voting rights. Each holder of shares of our common stock is entitled to one vote for each share of stock entitled to vote standing in his name in the books of the corporation. Except as otherwise required by law, holders of shares of our common stock will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors.

The General Corporation Law of the State of Delaware (“DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Cumulative voting, if applicable, would permit stockholders to cast all of their votes for a single candidate when the company has multiple openings on its board rather than voting for a different candidate for each available seat. In contrast, in “regular” or “statutory” voting, shareholders may not give more than one vote per share to any single nominee. As has been the case historically, our Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Dividends. The holders of shares of our common stock have an equal right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds.

Liquidation, dissolution or winding-up. In the event of our liquidation, dissolution or winding-up, holders of the shares of our common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors.

Restrictions on transfer: Certain of our currently issued and outstanding shares of common stock are registered under the Securities Act but, nonetheless, are subject to significant transfer restrictions under the certificate of incorporation. The transfer restriction periods will expire, subject to certain conditions:

•	180 days after the date of the initial public offering in the case of Series A-1 Common Stock;

•	360 days after the date of the initial public offering in the case of Series A-2 Common Stock; and

•	540 days after the date of the initial public offering in the case of Series A-3 Common Stock.

On September 20, 2006, we and our exchange subsidiaries entered into a transaction agreement with the Governors Committee of Commodity Exchange, Inc. (the “COMEX Division”) in which the trading rights and protections that were then afforded to the members of the COMEX Division would be terminated, and in exchange, the owners of COMEX Division memberships would receive new trading rights and protections and 8,400 shares of our common stock per COMEX Division membership held by such owner. The transaction was completed on November 20, 2006. Upon consummation of the transaction, an additional 6,484,800 shares were issued in connection with such transaction in the form of Series B-1, B-2 and B-3 Common Stock which are subject to transfer restriction periods that will expire, subject to certain conditions:

•	180 days after the date of the initial public offering in the case of Series B-1 Common Stock;

•	360 days after the date of the initial public offering in the case of Series B-2 Common Stock; and

•	540 days after the date of the initial public offering in the case of Series B-3 Common Stock.

Alternatively, some of those participants receiving shares pursuant to the transaction elected to receive their shares on a delayed delivery basis, free of transfer restrictions, in the following manner:

•	one-third on the 180th day after the date of the initial public offering;

•	one-third on the 360th day after the date of the initial public offering; and

•	one-third on the 540th day after the date of the initial public offering.

None of the shares sold pursuant to this prospectus will be subject to the transfer restrictions under the Amended and Restated Certificate of Incorporation. None of the currently outstanding shares of common stock or the shares issued as part of the transaction with the COMEX Division, will be subject to restrictions on transfer as of the 540th day after the date of the initial public offering. Immediately following the expiration of the relevant restricted period, the applicable shares of common stock will automatically convert, without any action by the holder, into the same number of shares of common stock which do not have transfer restrictions.

Redemption or preemptive rights: Holders of shares of our common stock have no redemption or preemptive rights to purchase or subscribe for our securities.

Other Provisions: There are no sinking fund provisions applicable to our common stock nor is it subject to calls or assessments by us.

Certain anti-takeover matters

The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with the board of directors. These provisions and Delaware law could delay or prevent entirely a merger or acquisition that our stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. The board of directors is not aware of any current effort to accumulate shares of our common stock or to otherwise obtain control of us and does not currently contemplate adopting or recommending the approval of any other action that might have the effect of delaying, deterring or preventing a change in control of us.

Following is a description of the anti-takeover effects of certain provisions of our Amended and Restated Certificate of Incorporation and of our Amended and Restated By-laws.

Beneficial ownership limitations. Subject to limited exceptions, the Amended and Restated Certificate of Incorporation will prohibit any person from beneficially owning more than 10% of any of our common stock or more than 10% of our total voting power, other than General Atlantic which will be limited to a maximum of 20%.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the holders of our common stock or otherwise be in their best interest.

Classified board. Our Amended and Restated Certificate of Incorporation provides that the number of directors constituting our board of directors is 15 and the directors shall be divided into two classes, composed of seven and eight directors, respectively, each elected to two-year terms. We intend to implement this provision and classify our board of directors in May 2007.

Under Delaware law, the directors of a corporation that has a board with more than one class, with each class of directors elected every other year, may be removed by the corporation’s stockholders only for cause unless the corporation’s certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation and By-laws provide that our directors may be removed only for cause, and only upon the affirmative vote of holders of at least a majority voting power of all the shares of stock then entitled to vote at an election of directors.

Additionally, following the implementation of two classes of directors on the board, two annual meetings of stockholders may be required for the stockholders to change a majority of the directors on our board, depending on whether the directors in Class I (which will contain seven directors) or Class II (which will contain eight directors) are up for election at the annual meeting in question. The Amended and Restated By-laws also provides that vacancies on the board resulting from removal or for any other reason may, unless otherwise required by law or board resolution, be filled by a majority vote of the directors then in office, even if less than a quorum exists. The classification of directors into two classes with staggered terms, the inability of stockholders to remove directors without cause and the ability of the board to fill vacancies will make it more difficult to change the composition of our board and in turn may have the effect of delaying, deferring or preventing a change in control of NYMEX Holdings.

No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

No stockholder action by written consent; calling of special meetings of stockholders. Our Amended and Restated Certificate of Incorporation prohibits stockholder action by written consent by the holders of our common stock. It also provides that special meetings of our stockholders may be called only by or at the direction of the board of directors, the Chairman or at least 50% of the outstanding shares of NYMEX Holdings.

Advance notice requirements for stockholder proposals and director nominations. Our Amended and Restated By-Laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our Amended and Restated By-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Limitations on liability and indemnification of officers and directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty in such capacity, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Our Amended and Restated By-laws provide that we must indemnify our directors and our officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for the benefit of our directors, officers and certain employees. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the stockholders’ investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.

Neither the board of directors nor our stockholders has any ability to change, or any responsibility or liability with respect to the trading rights protections afforded to the owners of Class A memberships (who are not required to be stockholders, but must be owners of Class A membership in NYMEX Exchange). Further, our directors are not liable to us or our stockholders by reason of the acts or omissions of the owners of the Class A memberships.

Board authority to amend bylaws. Under the Amended and Restated Certificate of Incorporation, 80% of the entire board of directors has the authority to adopt, amend or repeal the bylaws without the approval of the stockholders. However, the holders of common stock will also have the right to initiate on their own, with the affirmative vote of a majority of the shares outstanding and without the approval of the board of directors, proposals to adopt, amend or repeal the bylaws.

Supermajority voting provisions. Under the Amended and Restated Certificate of Incorporation, a 66 2/3% vote of the voting power of the shares entitled to vote at an election of directors is required to amend the provisions related to the size and composition of the board of directors, removal of directors, the board of directors’ concurrent authority (80% of the entire board of directors) to amend bylaws, the inability of stockholders to act by written consent, the limitation of liability of directors and officers, the amendment provision and the percentage ownership limitation.

General Corporation Law of the State of Delaware. NYMEX Holdings is a Delaware corporation which is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed and traded on the New York Stock Exchange under the symbol “NMX.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co. Its address is 59 Maiden Lane, New York, New York 10038 and its telephone number at this location is (212) 936-5100.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including NYMEX. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on our internet site at www.nymex.com. Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC as indicated above, or from us.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (filed on March 8, 2006);

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, which we filed with the SEC on May 15, 2006, August 14, 2006 and November 9, 2006, respectively;

•

Current Reports on Form 8-K filed January 13, 2006, January 20, 2006, January 26, 2006, January 27, 2006, January 31, 2006, February 8, 2006, February 9, 2006, February 15, 2006, February 24, 2006, March 3, 2006, March 24, 2006, April 7, 2006, April 11, 2006, April 12, 2006, April 21, 2006, May 5, 2006, May 9, 2006, May 12, 2006, May 30, 2006, July 11, 2006, July 18, 2006, July 19, 2006, July 27, 2006, August 8, 2006, September 26, 2006, September 27, 2006, October 13, 2006, October 20, 2006, October 24, 2006, October 31, 2006, November 16, 2006, November 22, 2006, November 24, 2006, January 12, 2007 and February 16, 2007; and

•

our Form 8-A filed on November 13, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating such information.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of the offering.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to:

The Office of the Corporate Secretary

NYMEX Holdings, Inc.

One North End Avenue, Suite 1548

New York, New York, 10282-1101

Attention: Donna Talamo

Telephone (212) 299-2000

LEGAL MATTERS

Certain legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and Christopher Bowen, Esq., General Counsel, Chief Administrative Officer and Secretary of the Company. Mr. Bowen beneficially owns stock options and restricted stock units exercisable for 75,000 and 8,000 shares of our common stock, respectively.

EXPERTS

The consolidated financial statements of NYMEX Holdings, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$	#
Transfer Agents’ Fees and Expenses		25,000
Printing and Engraving Fees and Expenses		100,000
Accounting Fees and Expenses		100,000
Legal Fees		100,000
Miscellaneous		175,000

Total		$500,000

#	Deferred in reliance on Rule 456(b) and 457(r).

Item 15.	Indemnification of Directors and Officers.

Section 145 of Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

As permitted by Delaware corporation law, our certificate of incorporation provides that our directors will not be personally liable to NYMEX Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to NYMEX Holdings or its stockholders;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by Delaware corporation law; or

•	for any transaction from which the director derived an improper personal benefit.

Neither the board of directors nor our stockholders has any ability to change, or any responsibility or liability with respect to the trading rights protections afforded to the owners of Class A memberships (who are not required to be stockholders, but must be owners of Class A membership in NYMEX Exchange). Further, our directors shall not be liable to us or our stockholders by reason of the acts or omissions of the owners of the Class A memberships.

The inclusion of this provision in our certificate of incorporation does not eliminate the directors’ fiduciary duty, other than with respect to the trading rights protections, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.

Item 16.	List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits on page II-6.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 23, 2006.

NYMEX HOLDINGS, INC.

By	/s/ Richard Schaeffer
Name:	Richard Schaeffer
Title:	Chairman, Board of Directors

KNOWN ALL MEN BY THESE PRESENTS that each person whose signature to this registration statement appears below hereby constitutes and appoints each of Christopher Bowen and Richard Kerschner, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefore, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 23rd day of February, 2007.

Signature	Title

/s/ Richard Schaeffer Richard Schaeffer	Director and Chairman

/s/ Robert Halper Robert Halper	Director and Vice Chairman

/s/ James Newsome James Newsome	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Kenneth Shifrin Kenneth Shifrin	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Stephen Ardizzone Stephen Ardizzone	Director

/s/ Neil Citrone Neil Citrone	Director

/s/ Melvyn Falis Melvyn Falis	Director

/s/ William Ford William Ford	Director

/s/ Anthony George Gero Anthony George Gero	Director

/s/ Thomas Gordon Thomas Gordon	Director

/s/ Harvey Gralla Harvey Gralla	Director

/s/ David Greenberg David Greenberg	Director

/s/ Daniel Rappaport Daniel Rappaport	Director

/s/ Frank Siciliano Frank Siciliano	Director

/s/ Robert Steele Robert Steele	Director

/s/ Dennis Suskind Dennis Suskind	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
1.1	Form of Underwriting Agreement for common stock will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated by reference herein.

4.1	Form of Common Stock certificate for NYMEX Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 of Form S-1 (file no. 333-138126)).

4.2	Amended and Restated Certificate of Incorporation of NYMEX Holdings, Inc.

4.3	Amended and Restated By-laws of NYMEX Holdings, Inc.

5.1	Opinion of Christopher K. Bowen, Esq.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Christopher K. Bowen, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Company (included in the signature pages hereto).